                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /

    Check the appropriate box:
    / /  Preliminary proxy statement
    /X/  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      GREAT WESTERN FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1) Amount previously paid:

        ------------------------------------------------------------------------
     2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------
     3) Filing party:

        ------------------------------------------------------------------------
     4) Date filed:

        ------------------------------------------------------------------------


- ------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

   [LOGO]                                                 9200 Oakdale Avenue
                                                          Chatsworth, California
                                                          91311

JAMES F. MONTGOMERY
Chairman and Chief Executive

                                                                  March 17, 1995

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Tuesday, April 25, 1995, at 11:00 a.m. in Chatsworth, California.

    The enclosed notice and proxy statement contain details concerning the business to come before the Meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of four directors. Please complete, sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend.

                                          [SIG]

                                          James F. Montgomery

                                     [LOGO]

               9200 Oakdale Avenue, Chatsworth, California 91311

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 25, 1995
                             ---------------------

    The annual meeting of shareholders of Great Western Financial Corporation (the "Company" or "GWFC") will be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 25, 1995, at 11:00 a.m., to consider and vote on the following matters described in this Notice and Proxy Statement:

    (1) The election of four members to the Board of Directors for a term of three years; and

    (2) Such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

    Enclosed is a Proxy Statement describing the matters to be voted upon at the annual meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all your shares will be voted.

                                          J. LANCE ERIKSON,
                                                    SECRETARY

March 17, 1995

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THANK YOU.

REQUESTS FOR ADDITIONAL COPIES OF THE PROXY MATERIAL SHOULD BE ADDRESSED TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005. TELEPHONE
(800) 223-2064.

                                     [LOGO]

               9200 Oakdale Avenue, Chatsworth, California 91311

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING APRIL 25, 1995
                            ------------------------

                              GENERAL INFORMATION

    The Board of Directors has fixed Monday, February 27, 1995, at the close of business, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to vote. The stock transfer books will not be closed.

    THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 1995. THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED THEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE NOMINEES OF THE BOARD. Anyone giving a Proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company before the annual meeting or by voting by ballot at the annual meeting. The cost of soliciting proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews. In addition, Georgeson & Company Inc. has been engaged by the Company to assist in the solicitation of proxies. The expected fee of such proxy solicitor is $10,000 plus expenses. The proxy materials are being mailed to shareholders of record beginning on or about March 17, 1995.

    The Annual Report of the Company, including certified consolidated statements of financial condition of the Company for the years ended December 31, 1994 and 1993 and certified consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1994, accompanies this Proxy Statement.

    The common stock currently constitutes the only class of securities of the Company authorized to vote. As of the close of business on February 27, 1995, there were 134,323,492 shares of common stock outstanding. Each share is entitled to one vote. Under the Company's Certificate of Incorporation and applicable law, a shareholder is not entitled to cumulate his or her votes in the election of directors.

    Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions or "withhold authority to vote" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, the election of directors or the outcome of certain other matters. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast" on any matter.

    The election inspectors will treat shares referred to as "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, as to any matter as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote the shares, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card and as summarized elsewhere in this Proxy Statement.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, Class I, Class II and Class III. Generally, each director (other than those directors elected to fill vacancies on the Board) serves until the date of the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected and qualified. The term of office for each of the Class I and Class II directors ends on the date of the annual meetings in 1996 and 1997 and the election and qualification of their respective successors occurs on the same dates.

    Four (4) directors of Class III are to be elected at the 1995 annual meeting, each to hold office until the annual meeting in 1998, and until their respective successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees below is unable to serve or for good cause will not serve, it is expected that the proxies will be voted for such other person or persons as the Nominating Committee of the Board of Directors may recommend, and the proxy confers discretionary authority to do so.

    Election of each of the nominees will require the affirmative vote of a majority (assuming the presence of a quorum) of the shares of the Company's common stock entitled to vote and present in person or represented by proxy at the meeting. Proxies solicited by the Board will be voted for each of the nominees listed below unless the shareholder otherwise specifies in the proxy.

    The following table sets forth certain information concerning the directors of the Company and the nominees for election as director, each of whom is presently a director and has served continuously since first elected; the class in which each director or nominee serves or will serve; and the number of shares of the Company's common stock beneficially owned, directly or indirectly, by each director at February 27, 1995.

                                                                                                              SHARES
                                                                                                               OWNED
                                                                                                  YEAR      BENEFICIALLY
                                                                                                  FIRST     AT FEB. 27,
              NAME                AGE             PRINCIPAL OCCUPATION                CLASS      ELECTED      1995(1)
- --------------------------------  ---  -------------------------------------------  ---------  -----------  -----------
DIRECTORS TO BE ELECTED AT THE
1995 ANNUAL MEETING
Stephen E. Frank                  53   Formerly President and Chief Operating          III           1993        4,500(2)
                                       Officer, Florida Power & Light Company
Enrique Hernandez, Jr.            39   President, Inter-Con Security Systems, Inc.     III           1993        3,000(2)
                                       (a worldwide provider of security and
                                       facility support services)
John F. Maher                     51   President and Chief Operating Officer, GWFC     III           1976      589,567(3)
Willis B. Wood, Jr.               60   Chairman and Chief Executive Officer,           III           1990       11,750(4)
                                       Pacific Enterprises (the holding company of
                                       Southern California Gas Company)
OTHER DIRECTORS OF THE COMPANY
David Alexander                   62   President Emeritus and Trustees' Professor,      I            1973       17,675(5)
                                       Pomona College
H. Frederick Christie             61   Consultant                                       I            1984       21,250(5)
John V. Giovenco                  58   Consultant                                      II            1985       36,250(5)
Firmin A. Gryp                    67   Retired, formerly Executive Vice President,     II            1982       98,644(5)(6)
                                       GWFC
Charles D. Miller                 67   Chairman and Chief Executive Officer, Avery      I            1981       25,000(5)
                                       Dennison Corporation (a manufacturer of
                                       self-adhesive materials and office
                                       products)
James F. Montgomery               60   Chairman and Chief Executive, GWFC              II            1975      776,913(7)
Alberta E. Siegel                 64   Professor of Psychology, Stanford               II            1976       20,000(5)
                                       University School of Medicine

- ---------
(1) Certain directors share with their spouses voting and investment powers with respect to these shares. The percentage of shares beneficially owned by any director does not exceed one percent of the Company's common stock.
(2) Includes 2500 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") which are exercisable within 60 days of the record date.
(3) Includes 322,042 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings Incentive Plan.
(4) Includes 11,250 shares subject to options granted to this Director under the 1988 Incentive Plan which are exercisable within 60 days of the record date.
(5) Includes 16,250 shares subject to options granted to this Director under the 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") which are exercisable within 60 days of the record date.
(6) Includes 112 shares held by the trustee under the Employee Savings Incentive Plan.
(7) Includes 450,750 shares subject to options exercisable within 60 days of the record date and 945 shares held by the Trustee under the Employee Savings Incentive Plan.

    Dr. Alexander is President Emeritus and Trustees' Professor of Pomona College and served as President of Pomona College from 1969 to 1991. He is also American Secretary of the Rhodes Scholarship Trust, a trustee of the Teachers Insurance and Annuity Association, a trustee of the Seaver Institute, a trustee for the Woodrow Wilson National Fellowship Foundation, Overseer of the Huntington Library, Art Collections and Gardens and director of the Children's Hospital Los Angeles. A graduate of Rhodes College, he served as its President from 1965 to 1969. Dr. Alexander received his doctorate from Oxford University. Dr. Alexander also served as a Director of the Los Angeles Area Chamber of Commerce and as a Director of KCET, Community Television of Southern California.

    Mr. Christie is a consultant specializing in strategic and financial planning. He retired in 1990 as President and Chief Executive Officer of The Mission Group, the non-utility subsidiaries of SCEcorp. Prior to that he served as President of Southern California Edison Company, having joined that company as a financial analyst in 1957. A graduate and post-graduate of the University of Southern California, Mr. Christie is a director or trustee of eighteen mutual funds(1) advised by the Capital Research and Management Company and a director of AECOM Technology Corporation, International House of Pancakes, Inc., Ultramar Corporation and Ducommun Incorporated. He is a member of the Board of Trustees of Occidental College, President of the Board of Trustees of the Natural History Museum of Los Angeles County, and a member of the Board of Councilors for the School of Public Administration at the University of Southern California.

    Mr. Frank is the former President and Chief Operating Officer of Florida Power & Light Company, the principal subsidiary of the FPL Group from which he resigned in 1995. He was formerly Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank was also Vice President and Controller of GTE Corporation. He is a former director of FPL Group and is a director of the Arkwright Mutual Insurance Company and the Business and Industry Political Action Committee and a trustee of the University of Miami. Mr. Frank is a graduate of Dartmouth College and the University of Michigan Business School.

    Mr. Giovenco is a consultant and former President and director of ITT Sheraton Corporation which he joined in 1993. Previously he was an officer and director of Hilton Hotels Corporation serving in various capacities since 1972, including serving as the President of the Hilton Gaming Division from 1986 to 1993. He was formerly a partner at Pannel Kerr Forster, Certified Public Accountants. Mr. Giovenco is a graduate of Loyola University in Chicago, Illinois. He serves on the Board of Trustees of the University of Nevada, Las Vegas Foundation and is the former Chairman of the Nevada Resort Association.

    Mr. Gryp retired from his position as Executive Vice President of GWFC and its principal subsidiary, Great Western Bank, a Federal Savings Bank ("GWB"), in 1987. He began his savings and loan career at Salinas Valley Savings-Loan Association in 1950. He was named Executive Vice President and Managing Officer of that association in 1952, a position he held until the association merged with Palo Alto Savings and Loan Association (later known as Northern California Savings, a Federal Savings and Loan Association ("NCS")) in 1969. Mr. Gryp was President, Managing Officer and a Director of NCS after that merger. He has served as President and a Director of the California League of Savings Institutions. He is a member of the Board of Governors of The Salinas Valley Memorial Hospital Foundation, Vice President and Director of the Community Foundation of Monterey County and Treasurer and Chief Financial Officer of the Hartnell College Foundation.

- ---------
(1) American Funds Tax-Exempt Series, American Funds Income Series, American High Income Municipal Bond Fund, American High-Income Trust, American Mutual Fund, Inc., American Variable Insurance Series, Bond Fund of America, Inc., Capital Income Builder, Inc., Capital World Bond Fund, Inc., Capital World Growth and Income Fund, Inc., Cash Management Trust of America, Intermediate Bond Fund of America, Limited Term Tax-Exempt Bond Fund of America, New Economy Fund, Tax-Exempt Bond Fund of America, Small Cap World Fund, Inc., Tax-Exempt Money Fund of America, and U.S. Treasury Money Fund of America.

    Mr. Hernandez has been President of Inter-Con Security Systems, Inc., a worldwide provider of security and facility support services, since 1986, having previously served as Executive Vice President and Vice President and Assistant General Counsel. He is also a co-founder and principal partner of Interspan Communications. Mr. Hernandez is President of the Los Angeles Police Commission, Vice Chairman and Director of the Childrens Hospital of Los Angeles and trustee of Pomona College. He is a former Director of the Los Angeles Philharmonic Association and Overseer of the Huntington Library, Art Collections and Gardens. He is a graduate of Harvard University and the Harvard Law School.

    Mr. Maher was elected President and Chief Operating Officer of GWFC and GWB in 1986. Previously, he was a Managing Director of Lehman Brothers Kuhn Loeb Incorporated, an investment banking firm, and its successor, having joined that firm in 1979. He served as Executive Vice President, Finance of GWFC from 1973 until 1976. In 1976, he resigned to renew his association with Blyth Eastman Dillon & Co. Inc., an investment banking firm, serving as an Executive Vice President, Director and member of the Executive Committee of that firm until 1979. Mr. Maher is a director of Baker Hughes Incorporated, a diversified provider of products and services to the petroleum and continuous process industries. A graduate of Menlo College and the Wharton School of Finance and Commerce, University of Pennsylvania, he is a director and past president of Big Brothers of Greater Los Angeles, a member of the California Business Roundtable, a member of the National Board of Trustees of the Boys and Girls Clubs of America and Overseer of the Huntington Library, Art Collections and Gardens.

    Mr. Charles D. Miller is Chairman and Chief Executive Officer of Avery Dennison Corporation, a manufacturer of self-adhesive materials, tapes and office products. He has served in that capacity since 1983, having joined that firm in 1964 and served as its Chief Operating Officer from 1975 to 1977 and as President and Chief Executive Officer from 1977 to 1983. A graduate of Johns Hopkins University, he also serves as a director of SCEcorp, Pacific Mutual Life Insurance Company, Nationwide Health Properties, Inc. and Avery Dennison Corporation. He is a trustee of Occidental College and Johns Hopkins University and a member of the Amateur Athletic Foundation of Los Angeles and the Korn/Ferry international advisory boards.

    Mr. Montgomery was elected a director and President of the Company in 1975, Chief Executive Officer in 1979 and Chairman of the Board of Directors in 1981. He was the Chief Operating Officer from 1975 to 1979. Mr. Montgomery presently serves as the Chairman of the Board and Chief Executive of the Company. He commenced his savings and loan career in 1960 with GWFC. Before rejoining GWFC, he was a Director and President of United Financial Corporation and its subsidiary, Citizens Savings and Loan Association, having served those companies from 1964 to 1975. A graduate of the University of California at Los Angeles, he is a past director of the California League of Savings Institutions, and is currently a director of the Federal Home Loan Bank of San Francisco and the Federal Home Loan Mortgage Corporation. He is also Vice Chairman of America's Community Bankers, a director of the Local Initiatives Support Corporation, and a trustee of the Neighborhood Housing Services of America.

    Dr. Siegel is Professor of Psychology, Stanford University School of Medicine, where she has served on the faculty since 1963. A graduate of Stanford University, she is past President of the Stanford Faculty Club. She has held numerous consulting and advisory positions with federal agencies in the fields of science and health. She is past Editor of the Journal CHILD DEVELOPMENT, published by the Society for Research in Child Development, and is co-Editor of its book CHILD DEVELOPMENT RESEARCH AND SOCIAL POLICY. She is past President of the Division on Developmental Psychology of the American Psychological Association. She is also past President of the Board of the Senior Coordinating Council of Palo Alto, and serves on the Professional Advisory Committees of the Peninsula Children's Center and the Children's Health Council, both of Palo Alto. She is a trustee of the Menninger Foundation, Topeka, Kansas, and also a member of its Board of Directors for the Menninger Clinic. She is a past
Governor of  Stanford  Associates,  and  is  a director  of  the  Board  of  the
Children's Television Resource and Education Center, San Francisco, and President of the Board of the Stanford Historical Society.

    Mr. Wood is Chairman, Chief Executive Officer and a Director of Pacific Enterprises, the holding company of Southern California Gas Company of which he is also a Director. Mr. Wood served in various operating and staff positions, including as an executive officer, of Pacific Enterprises subsidiaries since 1960 and was named President of Pacific Enterprises in 1989, Chief Executive Officer in 1991 and Chairman in 1992. A graduate of the University of Tulsa, he is a trustee and Vice Chairman of Harvey Mudd College, and trustee and past President of the Southwest Museum, director and past Chairman of the Business Council for a Sustainable Energy Future, Vice Chairman of the California Hospital Medical Foundation, a director of the California Chamber of Commerce, the Automobile Club of Southern California, the Los Angeles World Affairs Council and the National Association of Manufacturers, and a member of the California Business Roundtable.

BOARD COMMITTEES

    The Company has standing Audit, Compensation, Finance and Nominating Committees of the Board of Directors. Except for James F. Montgomery and John F. Maher, who serve on the Finance and Nominating Committees, the directors serving on these committees are not executive officers or employees of the Company.

    The Audit Committee reviews the Company's financial statements and evaluates the effectiveness of the audit process and the systems of internal controls established by management and the Board of Directors. It assists in selecting the independent accountants and maintaining effective communications among the internal auditors, independent accountants, and the Board of Directors.

    The Compensation Committee reviews and makes recommendations to the Board of Directors on the levels of compensation of the directors and senior management, the provisions of employment contracts, and the adoption of, or major amendments to, basic employment benefit and executive compensation plans. The Compensation Committee also has complete administrative authority under the Company's stock option and stock incentive plans (including the power to grant and determine the terms of share awards under the 1988 Stock Option and Incentive Plan) and the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers.

    The Finance Committee reviews the asset and liability structure of the Company and considers its funding and capital needs. It receives reports on the progress of investment activities, including the investment of assets under the Savings and Retirement Plans described below, and reviews strategies that have been developed to meet changing economic and market conditions. The Finance Committee also considers and makes recommendations to the Board of Directors with respect to the payment of dividends.

    The Nominating Committee recommends to the Board of Directors nominees for election or reelection as directors at the annual meeting of shareholders. While the Nominating Committee normally is able to identify from its own resources an ample number of qualified candidates, it will consider shareholder suggestions of persons to be considered as nominees to fill future vacancies on the Board. Such suggestions must be sent in writing to the Secretary at the Company's address and must be accompanied by detailed biographical and occupational data on the prospective nominee, along with a written consent of the prospective nominee to consideration of his or her name by the Committee. The Committee will consider the age of the prospective nominee and whether he or she possesses integrity and moral responsibility, sound business judgment, good health, a breadth of business or other experience, leadership in the nominee's field of endeavor, an appreciation of the role of a publicly held corporation in society, a willingness to represent the interests of all shareholders rather than the special interests of a particular group, and qualities which facilitate an independent, consultive and deliberative Board. Also, there must be no legal impediment to the nominee serving as a director. However, the selection of nominees of the Board is solely within the discretion of the Board of Directors. The Company's By-laws include additional requirements regarding nominations of persons at a shareholders' meeting other than by the Board of Directors. See "Annual Meeting Advance Notice Requirements."

    The Board of Directors met 10 times in 1994 and the aggregate number of meetings of the Board and of the Audit, Compensation, Finance and Nominating Committees totaled 21. The members of these committees and the number of meetings held during 1994 were:

AUDIT COMMITTEE            COMPENSATION COMMITTEE     FINANCE COMMITTEE          NOMINATING COMMITTEE
 (4 meetings)               (4 meetings)               (2 meetings)               (1 meeting)
 John V. Giovenco,          Charles D. Miller,         H. Frederick Christie      James F. Montgomery,
  Chairman                   Chairman                   Chairman                   Chairman
 David Alexander,           H. Frederick Christie      John V. Giovenco           Alberta E. Siegel,
  Vice Chairman             John V. Giovenco           Firmin A. Gryp              Vice Chairperson
  and Secretary             Firmin A. Gryp             John F. Maher              David Alexander
 H. Frederick Christie      Willis B. Wood, Jr.        Charles D. Miller          H. Frederick Christie
 Stephen E. Frank                                      James F. Montgomery        John V. Giovenco
 Firmin A. Gryp                                        Willis B. Wood, Jr.        John F. Maher
 Enrique Hernandez, Jr.                                                           Charles D. Miller
 Charles D. Miller
 Alberta E. Siegel
 Willis B. Wood, Jr.

    Due to an extended period of recuperation from surgery, Mr. Miller attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and its committees on which he served during 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Firmin A. Gryp, a member of the Compensation Committee during 1994, was formerly an officer of the Company and its subsidiaries. Mr. Gryp retired from those positions in 1987. Mr. Gryp receives annual benefits of $160,000 under the Company's Retirement Plan and under a supplemental retirement arrangement.

    The following tabulation shows as to the members of the Compensation Committee (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1994 to February 27, 1995, (ii)
the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 27, 1995, and (iv) the annual rate of interest charged on such indebtedness

                                                              INDEBTEDNESS
                                LARGEST                      OUTSTANDING AT
    NAME OF COMPENSATION       AGGREGATE      NATURE OF       FEBRUARY 27,     INTEREST
      COMMITTEE MEMBER        INDEBTEDNESS  INDEBTEDNESS(1)       1995          RATE(2)
- ----------------------------  ------------  --------------  ----------------  -----------
H. Frederick Christie          $  820,144     Residential     $    788,392          4.59%
                                  295,701     Residential          289,095          4.59
John V. Giovenco                  663,002     Residential          652,922          7.00
                                  558,792     Residential          541,743          4.59
                                  153,900     Residential          151,732          4.59
Charles D. Miller               1,000,000     Residential        1,082,048          4.59
Willis B. Wood, Jr.               740,567     Residential          723,390          4.59

- ---------

(1)  Loans secured by the same residence are aggregated.

(2) Interest on these loans are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.22% to 2.47% below that on similar loans to the public during 1994.

    The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the members of the Compensation Committee. See "Employee Benefit Plans."

                               EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of either the Company or GWB, and the number of shares of the Company's common stock beneficially owned, directly or indirectly, by each of them at February 27, 1995. Executive officers are elected annually, have employment agreements as described below and, except for Mr. Pappas, hold the same positions with GWB as they hold with GWFC.

                                                                                                          SHARES
                                                                                                          OWNED
                                                                                                       BENEFICIALLY
                                                                                                            AT
                                                                                           OFFICER     FEBRUARY 27,
           NAME             AGE                         POSITION                            SINCE        1995(1)
- --------------------------  ---  ------------------------------------------------------  -----------  --------------
James F. Montgomery         60   Chairman of the Board and Chief Executive                     1975       776,913(2)
John F. Maher               51   President and Chief Operating Officer                         1986       589,567(3)
Eugene A. Crane             57   Executive Vice President                                      1962       244,346(4)
Curtis J. Crivelli          52   Executive Vice President                                      1987       192,250(5)
J. Lance Erikson            51   Executive Vice President, Secretary and General
                                 Counsel                                                       1982       120,201(6)
Carl F. Geuther             49   Executive Vice President and Chief Financial Officer          1986       222,000(7)
Michael M. Pappas           62   President, Consumer Finance Division                          1986       258,000(8)

- ---------
(1) Certain executive officers share with their spouses voting and investment powers with respect to these shares. The percentages of shares beneficially owned by any executive officer does not exceed one percent of the Company's common stock so owned.
(2) Includes 450,750 shares subject to options exercisable within 60 days of the record date and 945 shares held by the Trustee under the Employee Savings Incentive Plan.
(3) Includes 322,042 shares subject to options exercisable within 60 days of the record date and 25 shares held by the Trustee under the Employee Savings Incentive Plan.
(4) Includes 152,833 shares subject to options exercisable within 60 days of the record date and 938 shares held by the Trustee under the Employee Savings Incentive Plan.
(5) Includes 129,750 shares subject to options exercisable within 60 days of the record date.
(6) Includes 89,260 shares subject to options exercisable within 60 days of the record date and 112 shares held by the Trustee under the Employee Savings Incentive Plan.
(7) Includes 162,000 shares subject to options exercisable within 60 days of the record date.
(8) Includes 183,000 shares subject to options exercisable within 60 days of the record date.

    Biographical information concerning Messrs. Montgomery and Maher is given under the caption "Election of Directors."

    Mr. Crane has been with GWFC or GWB for 33 years. He is in charge of the Real Estate Services Division.

    Mr. Crivelli has been with GWFC or GWB for a total of 18 years and consecutively for the last 7 years prior to his announced retirement in 1995. He has been in charge of the Retail Banking Division.

    Mr. Erikson has been with GWFC and NCS, which was acquired by the Company in 1982, for 26 years. He is in charge of the Company's Legal Division.

    Mr. Geuther is Chief Financial Officer. He previously was the chief financial officer of the Company's subsidiary, Aristar, Inc. ("Aristar") and has been with GWFC and Aristar for 20 years.

    Mr. Pappas is President of the Consumer Finance Division which was acquired as part of the Aristar acquisition in 1983. Mr. Pappas was made President of the consumer finance division of Aristar in 1976 and he has been with GWFC and Aristar for 40 years.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS FEES

    Mr. Montgomery and Mr. Maher are the only Directors who are employees of GWFC. See "Executive Officers" below for a description of their employment contracts. Directors, other than Messrs. Montgomery and Maher, are paid an annual retainer of $25,000 for Board service to GWFC and to GWB and a combined attendance fee of $1,800 for each GWFC and GWB Board meeting attended. Directors attending any committee meeting, whether or not they are members of such committee, receive an attendance fee of $1,000 for each meeting attended; chairpersons of committees, however, receive an attendance fee of $1,500 for presiding over their committee meetings. Additionally, each chairperson of a committee receives an annual fee of $3,000 and the Secretary of the Audit Committee receives an annual fee of $2,000. Directors are also offered insurance coverage similar to that provided under the Company's health and dental plans and are provided with travel and accident insurance coverage for travel to and from Board and committee meetings at no cost to them. Messrs. Montgomery and Maher are not paid any fees or additional remuneration for services as members of the Board or any committee, but they are eligible to receive benefits under the Directors Retirement Plan which is discussed below. The amounts referred to above do not include the economic benefit of preferential loans under the Company's Home Loan Program shown at pages 7 and 17 and incorporated herein by this reference.

DIRECTORS' RETIREMENT PLAN

    The Great Western Directors' Retirement Plan ("Directors' Retirement Plan") provides retirement benefits to directors. Each eligible director is entitled to an annual retirement benefit upon termination of service on the Board of Directors equal to the sum of the annual retainer paid to members of the Board of Directors plus twelve times the meeting fee, both as in effect at the time of the director's termination. Benefits are payable for a period equal to the number of years that the eligible director served as a director. Benefits are also provided to the surviving spouses of eligible directors or other designated beneficiaries upon the deaths of the directors prior to the receipt of the above benefits.

DIRECTOR STOCK OPTION PROGRAM

    Upon adoption of the 1988 Incentive Plan, each non-employee director was granted automatically, subject to shareholder approval of the Plan, a nonqualified option under the Non-Employee Director Program to purchase 2,500 shares of the Company's common stock at the then fair market value of such shares. Each non-employee who thereafter becomes a director is also automatically granted such an option upon becoming a director. Annually, each non-employee director automatically is granted an option to purchase 2,500 shares of the Company's common stock. No non-employee director may receive such options to purchase more than 2,500 shares in any calendar year. The purchase price per share of common stock covered by each such option, payable in cash and/or shares, is the fair market value of the Common Stock on the date the option is granted. The options become exercisable in 50% installments on the first and second anniversary of their grant, and, unless earlier terminated, terminate ten years after they are granted. The exercise prices of annual options granted in 1993, 1994, and 1995 were $16.375, $20.25, and $16.00, respectively.

    In the event a non-employee director's services as a Board member are terminated as a result of death, disability or retirement after age 72, options will become immediately exercisable in full for a period of two years or until the expiration of the stated term of the option, whichever period is shorter. In the event a non-employee director's services are terminated for any other reason, any then exercisable portion of an option will be exercisable for a period of three months or the balance of the option's term, whichever period is shorter.

    The Plan provides for full vesting and acceleration of exercise dates of the options in the event of a change of control of the Company. A change of control occurs under the Plan when 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a dissolution or liquidation of the Company or reorganization, merger or consolidation as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company as an entirety to another entity.

    To date, the Board of Directors has not taken action to place into effect another feature of the Plan which would permit non-employee directors to elect to receive nonqualified stock options in lieu of fixed annual retainer (but not meeting) fees. This feature would permit a non-employee director to defer compensation by converting the fixed annual retainer into stock options the exercise price of which is discounted to reflect an equal value at the time of grant.

EXECUTIVE OFFICERS

    The following table and accompanying notes show for the Chief Executive Officer and the five next highest paid Executive Officers of the Company as of December 31, 1994, the aggregate indicated compensation paid by the Company and its subsidiaries to such persons during the three fiscal years then ending.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                              --------------------------------------------
                                                 ANNUAL COMPENSATION                    AWARDS
                                         -----------------------------------  ---------------------------      PAYOUTS
                                                                    (E)                           (G)      ---------------
                                                                   OTHER           (F)        SECURITIES
            (A)                             (C)        (D)        ANNUAL        RESTRICTED    UNDERLYING         (H)
          NAME AND               (B)      SALARY      BONUS    COMPENSATION   STOCK AWARD(S)   OPTIONS/         LTIP
     PRINCIPAL POSITION         YEAR      ($)(1)     ($)(1)       ($)(2)          ($)(3)        SARS(#)      PAYOUTS($)
- ----------------------------  ---------  ---------  ---------  -------------  --------------  -----------  ---------------
James F. Montgomery                1994    950,000    518,700      205,355          --           150,000         --
Chairman and                       1993    950,000    142,500      184,880          --            23,750         --
Chief Executive                    1992    950,000    427,500      183,778       3,259,375        --             --
John F. Maher                      1994    650,000    295,750      239,966          --           150,000         --
President and                      1993    650,000     81,250      218,169          --            13,542         --
Chief Operating Officer            1992    650,000    260,000      196,346       3,259,375        --             --
Michael M. Pappas                  1994    410,000    176,988          832          --            70,000         --
President, Consumer                1993    410,000    164,000          278          --            --             --
Finance Division                   1992    375,000    150,000       --           1,396,875        --             --
Eugene A. Crane                    1994    380,000    138,320       52,183          --            70,000         --
Executive Vice President           1993    380,000     38,000       38,559          --             6,333         --
                                   1992    355,000    120,700       26,685       1,117,500        --             --
Curtis J. Crivelli                 1994    360,000    131,040       10,786          --            70,000         --
Executive Vice President           1993    360,000     36,000       55,897          --             6,000         --
                                   1992    340,000    115,600       65,999       1,117,500        --             --
Carl F. Geuther                    1994    360,000    131,040       81,316          --            70,000         --
Executive Vice President           1993    360,000     36,000       86,954          --             6,000         --
and Chief Financial Officer        1992    340,000    115,600       93,327       1,117,500        --             --


                                    (I)
            (A)                  ALL OTHER
          NAME AND             COMPENSATION
     PRINCIPAL POSITION           ($)(4)
- ----------------------------  ---------------
James F. Montgomery                 38,000
Chairman and                        31,286
Chief Executive                     49,675
John F. Maher                       26,000
President and                       21,406
Chief Operating Officer             33,989
Michael M. Pappas                   16,400
President, Consumer                 13,502
Finance Division                    19,608
Eugene A. Crane                     15,200
Executive Vice President            12,515
                                    18,563
Curtis J. Crivelli                  14,400
Executive Vice President            11,856
                                    17,779
Carl F. Geuther                     14,400
Executive Vice President            11,856
and Chief Financial Officer         17,779

- -------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers, but do not include the value of options granted in lieu of cash bonuses.

(2) Amounts shown include, when applicable, that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate, country club dues, personal use of corporate aircraft, the estimated economic benefit of the preferential loans made generally under the Home Loan Program shown at page 17, and the incremental cost to the Company of
     (a) Company provided automobiles; (b) tax and financial planning advice by third parties; and (c) insurance which provides reimbursement for health and dental costs in excess of the amount payable under the Company's group health and dental plans. Perquisites in excess of 25% of the total perquisites reported in column (e) for 1994 include the following: Mr.
     Montgomery:  economic  benefit  of  preferential  loans--$59,162;  and  Mr.
     Geuther: economic benefit of preferential loans--$36,410. The amounts included in column (e) for Messrs. Pappas, Crane and Crivelli include only that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate and do not include the value of certain perquisites which in the aggregate did not exceed the lower of $50,000 or 10% of their aggregate 1994 salary and bonus compensation.

(3) A total of 605,000 shares of performance based restricted stock were awarded to the named executive officers in 1992 with vesting occurring in three to ten years as described at page 20. At year-end 1994, these shares were worth $9,680,000 at the then current market value of $16 per share (including $2,800,000 or 175,000 shares each for Messrs.
     Montgomery  and  Maher, $1,200,000  or 75,000  shares  for Mr.  Pappas, and
     $960,000 or 60,000 shares each for Messrs. Crane, Crivelli and Geuther) without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted stock at the same rate payable to common stockholders and are not reflected in the amounts reported.

(4) The amounts shown in this column for 1994 consist of the following respective amounts: (a) Mr. Montgomery: Employee Savings Incentive Plan matches and forfeitures--$6,000; Supplemental Incentive Plan--$32,000;
     deferred  compensation plan  matches, makeups and  forfeitures--$0; (b) Mr.
     Maher: Employee  Savings Incentive  Plan matches  and  forfeitures--$6,000;
     Supplemental Incentive Plan--$20,000; deferred compensation plan matches, makeups and forfeitures--$0; (c) Mr. Pappas: Employee Savings Incentive
     Plan matches and forfeitures--$6,000; Supplemental Incentive Plan--$10,400;
     deferred  compensation plan  matches, makeups and  forfeitures--$0; (d) Mr.
     Crane: Employee  Savings Incentive  Plan matches  and  forfeitures--$6,000;
     Supplemental Incentive Plan--$9,200; deferred compensation plan matches, makeups and forfeitures--$0; (e) Mr. Crivelli: Employee Savings Incentive
     Plan  matches and forfeitures--$6,000; Supplemental Incentive Plan--$7,536;
     deferred compensation plan matches, makeups and forfeitures--$864; (f)  Mr.
     Geuther:  Employee Savings Incentive  Plan matches and forfeitures--$6,000;
     Supplemental Incentive Plan--$7,536; deferred compensation plan matches, makeups and forfeitures--$864.

EMPLOYMENT AGREEMENTS AND RETIREMENT ARRANGEMENT

    Mr. Montgomery has an employment agreement with GWFC which expires on December 31,1997, unless earlier terminated in accordance with its terms. The agreement provides for various benefits including a current annual salary of $950,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Montgomery or his beneficiaries in the event of his death, disability, or termination without cause and in the event of a change of control of GWFC. In the event of his death, Mr. Montgomery's beneficiaries would be entitled to a payment equal to 250 percent of Mr. Montgomery's then current salary reduced by the proceeds of company-provided life insurance. Mr. Montgomery's beneficiaries would also be entitled to receive continued payment of 50 percent of his then current salary until the time when he would have been 65 but in no event for a period less than 10 years. In addition, Mr. Montgomery's family would be entitled to continuation of certain insurance benefits for two years. Upon termination due to disability, Mr. Montgomery would continue to receive, until the disability ends, but no later than age 65, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits payable under the Company's long term disability plan. He would also be entitled to continuation of certain other benefits. In the event of a termination without cause, Mr. Montgomery would receive his current salary for the remaining term of the agreement and a full or partial bonus payment for the year of termination. He would also be entitled to continuation of certain other benefits for the same period, an indemnification for additional taxes payable, and a pro rata payment of long term incentive benefits. The agreement provides for certain offsets in the event he becomes employed during the remaining term of the agreement. In the event of a voluntary termination of Mr. Montgomery's employment or material breach by the Company after a change of control, all restricted shares and stock options of his which are then unvested may immediately vest. If Mr. Montgomery voluntarily terminates employment within six months after a change of control, he is entitled to payments as described above for a termination without cause, with no offset. However, in no event would payments which are contingent upon a change of control under applicable tax rules ("parachute payments") exceed or be less than specified Internal Revenue Code limits that currently approximate three times the average of his compensation for the prior five years (the "Section 280G Limits"). In the event of a material breach by the Company after a change of control, Mr. Montgomery is entitled to terminate his employment and receive payments as described above for a termination without cause, with varying offsets in the event of subsequent employment; any such parachute payments will be subject to but not less than the maximum permitted by limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees which are contingent upon a change of control. A change of control occurs under the agreement when anyone acquires ownership of 25 percent or more of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition shall cease to constitute five-sixths of the Board of Directors of the Company or any successor thereafter.

    Mr. Maher has an employment agreement with GWFC, effective December 19, 1989, which had an initial term of five years and which provides for a rolling three year term at the end of the second contract year and each point thereafter unless earlier terminated. The agreement provides for various benefits including a current annual salary of $650,000 which is subject to periodic review and increase, but not decrease. The agreement provides for various payments to Mr. Maher or his beneficiaries in the event of his death, disability, or termination without cause, all in a manner similar to that described above for Mr.
Montgomery. In the event of a termination of Mr. Maher's employment without cause or material breach by the Company after a change of control, all restricted shares and stock options of his which are then unvested may immediately vest. In the event of a material breach by the Company after a change of control, Mr. Maher is entitled to terminate his employment and receive various payments similar to those described above for Mr. Montgomery. Mr. Maher also is entitled to parachute payments (but not less than the maximum permitted by the 280G Limits contingent upon a change of control) in the event he voluntarily terminates employment after a change of control, but he must remain in office for a requisite period of time and give notice of his intended departure. Change of control is defined as in Mr. Montgomery's agreement except that the percentage of ownership required is more than 50 percent rather than 25 percent, unless the Chairman and Chief Executive Officer of the Company fails to acquiesce in a breach by the Company or decision by the Company to terminate Mr. Maher's employment without cause following a change of control, in which case the threshold is 25%.

    GWFC has employment agreements with the other executive officers, which have initial terms of three years and provide for rolling two year terms at the end of the first contract year unless earlier terminated. The base annual salaries for Messrs. Pappas, Crane, Crivelli, Geuther and Erikson under their employment agreements are their current salaries, i.e. $420,000, $380,000, $372,500, $372,500, and $285,000, respectively, subject to periodic review and increase, but not decrease unless done in conjunction with a pro rata salary reduction applicable to all of GWFC's officers.

    These employment agreements provide for various benefits to each executive officer or his beneficiaries in the event of his death, disability, or termination without cause and in the event of termination without cause following a change of control of GWFC. In the event of the executive officer's death, his beneficiaries would be entitled to payment of the executive officer's salary and continuation of certain insurance benefits for one year. Upon termination due to disability, the executive officer would continue to receive until the disability ends, but not later than age 65 or for a period greater than ten years, 50 percent of the sum of his current salary plus his average bonus over the prior three years, less benefits under the Company's long term disability plan. He would also be entitled to continuation of certain other health and welfare benefits. In the event of a termination without cause, the executive officer would receive his current salary for the remaining term of the agreement and a full or partial bonus for the year of termination. He would also be entitled to a continuation of other benefits for the same period. The agreements provide for certain offsets in the event such terminated executive officer becomes employed during the remaining term of the agreement. In the event of a material breach by the Company after a change of control, each executive officer is entitled to terminate his employment and receive payments, as described above for a termination without cause, for a period of three years, with an offset in the event of subsequent employment. The executive officer may also be entitled to full vesting of restricted shares or stock options and is entitled to a pro rata payment of long term incentive benefits on the assumption that performance is "on plan." These agreements, like those for Messrs. Montgomery and Maher, provide that to the extent that any such payments constitute parachute payments, they will be subject to the the 280G Limits and, to the extent they do not reach such limitations, the executive officers will be entitled to an amount equal to the maximum amount payable without incurring a liability for payments in excess of those limits. A change of control is defined as in Mr. Maher's agreement. The parachute payments are in addition to other payments under the agreements that do not constitute parachute payments.

    Mr. Crivelli elected to take early retirement from the Company. Under an agreement between Mr. Crivelli and the Company, his employment contract will be terminated, but he will receive his current annual salary and bonus until September 30, 1997, subject to an offset if he otherwise becomes employed during the severance period. Mr. Crivelli will also be entitled to professional assistance and entitled to participate in the other benefit plans of the Company described herein for executive officers and employees during the severance period and will then participate in the Company's plans for retired executive officers. With regard to the Company's Supplemental Executive Retirement Plan, Mr. Crivelli will be credited with an additional three years of age and service credit at the conclusion of the severance period.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPHS INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPHS BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee administers the Company's various incentive plans, including its stock option and performance based restricted stock plans described on pages 18 to 20 of this proxy statement. In addition, the Committee reviews and recommends to the Board of Directors compensation levels for members of executive management, evaluates executive management performance, and considers executive management succession and related matters.

    Since 1989, the Company has retained the services of Strategic Compensation Associates ("SCA"), a nationally known consulting firm specializing in executive compensation issues, to assist the Committee in connection with the performance of its various responsibilities. SCA advises the Committee with respect to the reasonableness and appropriateness of compensation for the Company's executive officers. In doing so, the firm prepares and reviews with the Compensation Committee various materials reflecting the compensation practices of a peer group consisting primarily of major regional commercial banks and other factors which SCA and the Compensation Committee consider relevant. The companies included in the competitive compensation analysis are generally not the same as those included in the peer group in the second performance graph on page 16.

    In determining the compensation recommendations for all executive officers which the Compensation Committee makes to the Board of Directors, it has been the policy and practice of the Committee to consider the advice of SCA, the contributions of individual executive officers, the performance and prospects of the Company over time, and the desirability of attracting and retaining a highly capable and experienced executive management group. All the executive officers have employment contracts with the Company as described on pages 11 to 13.

    In recent years, it has been the Company's policy to place a greater percentage of total executive compensation "at risk," principally through the award of annual cash bonuses. In 1994, the Great Western Financial Corporation Annual Incentive Compensation Plan for Executive Officers (the "Annual Plan") was approved by shareholders. A substantial part of an executive's cash compensation is contingent upon the Company's attaining the goals set by the Compensation Committee in accordance with the Plan. Each year in which these goals are reached, the compensation of the executive officers is supplemented by fiscal year-end cash bonus payments under the Plan. The performance goal for the executive officers, other than the President of the Consumer Finance Division, is a targeted earnings per share as established on an annual basis by the Compensation Committee. For the President of the Consumer Finance Division, the performance goal is based upon the attainment of an earnings before taxes goal for the Consumer Finance Division established annually by the Committee and the attainment of the earnings per share target applicable to the other executive officers. The target goals are established annually by the Compensation Committee on or before the deadline established under the applicable federal income tax rules. Targeted levels of incentive compensation are 40% of adjusted base salary paid to the Company's executive vice presidents and the

President of the Consumer Finance Division, 50% of adjusted base salary paid to the chief operating officer, and 60% of adjusted base salary paid to the chief executive officer. (The current base salaries for the executive officers are shown under "Employment Agreements" on pages 11 and 12.)

    Under the Annual Plan, participants may receive a percentage of their respective targeted level of incentive compensation ranging from 0% to 200% depending upon the degree of attainment of the targeted earnings for each respective Plan year. The maximum payable under the Plan for exceeding the targeted goals is 200% (175% in 1994) of such targeted levels of incentive compensation. In 1994, the executive officers, other than the President of the Consumer Finance Division received 91% of their targeted level of incentive compensation based upon the degree of attainment of the targeted earnings as adjusted in accordance with Plan provisions by the Committee to account for non-recurring events. The President of the Consumer Finance Division received 108% of his targeted level of incentive compensation based upon the attainment of the applicable earnings per share and earnings before taxes goal for the Consumer Finance Division. Based on the competitive compensation analysis provided by SCA, the Company believes that the level of the Company's aggregate salary and bonus compensation in 1994 for executive officers ranked above the median for the companies included in the compensation analysis and above the median for the Company's primary savings association competitors included in the peer group in the second performance graph on page 16. The second performance graph is included in this proxy statement to show the Company's stock performance in relation to its nine largest publicly traded California savings association competitors at the beginning of the five year period shown.

    The Compensation Committee awarded the executive officers market priced stock options valued in accordance with a Black-Scholes option pricing model as explained in the footnotes to the table on page 18 to provide the executive officers total compensation above the median for the companies included in the SCA compensation analysis. The Committee believed that awarding stock options in this manner would more closely align the interests of the executive officers with those of the Company's shareholders with respect to the value to be derived from the attainment of the primary corporate objectives. With respect to salaries, no increases were granted to the Chairman and Chief Executive or to the President and Chief Operating Officer for 1993, 1994 or 1995 and no salary increases were given to the other executive officers for 1994. Salary increases for 1995 for any one of the other executive officers did not exceed 3.6 percent to maintain their target annual cash compensation at approximately the 60th percentile of the companies included in the competitive compensation analysis.

    Mr. Montgomery's compensation and related benefits are based principally on his rights under his employment agreement with the Company, described on pages 11 and 12 of the proxy statement. His base salary has not been increased since 1990, consistent with the Company's objective of placing a greater percentage of total compensation "at risk."

    In 1992, following a comprehensive study of long term incentive programs and recommendations made by SCA, the Compensation Committee approved new performance based restricted stock awards under the Company's 1988 Incentive Plan for the Company's senior and executive officers to provide long-term incentive awards in amounts comparable to those awarded to executives of the companies included in the SCA compensation analysis. Shares awarded under the program are subject to forfeiture in certain circumstances and do not vest for ten years unless vesting is accelerated by the Company's exceeding the median total shareholder return of other major financial institutions over rolling three year performance cycles. See the description of the restricted stock on page 20. No shares have yet vested under the program.

    To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights.
Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Compensation Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

                                          Compensation Committee of the Board
                                           of Directors, Great Western
                                           Financial Corporation

                                           Charles D. Miller, Chairman
                                           H. Frederick Christie
                                           John V. Giovenco
                                           Firmin A. Gryp
                                           Willis B. Wood, Jr.

                     GREAT WESTERN STOCK PRICE PERFORMANCE

    The following graph compares the Company's cumulative shareholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index and a peer group of the Standard & Poor's Financial Index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                         AMONG GREAT WESTERN FINANCIAL,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

                                            1989    1990    1991    1992    1993    1994
                                            ----    ----    ----    ----    ----    ----
GWF                                         $100    $ 74    $115    $118    $142    $119
S&P 500                                     $100    $ 97    $126    $136    $150    $152
S&P Financial                               $100    $ 79    $118    $146    $162    $156

     Assumes $100 invested on December 31, 1989 in the Stock of Great Western Financial, S&P 500 Index and S&P
     Financial Index
     Notes: (1) Total Return assumes reinvestment of dividends
            (2) The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

    The next graph compares the Company's cumulative shareholder return on its common stock, including the reinvestment of dividends, with the return of a peer group consisting of the ten largest publicly traded savings institutions in California as of December 31, 1989,(1) on a weighted and unweighted basis. The weighted index is weighted according to each issuer's market capitalization while the unweighted index is not.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (2)
                         AMONG GREAT WESTERN FINANCIAL,
              CALIFORNIA S&L GROUP, WEIGHTED AND NOT WEIGHTED (3)

                                            1989    1990    1991    1992    1993    1994
                                            ----    ----    ----    ----    ----    ----
GWF                                         $100    $ 74    $115    $118    $142    $119
CA S&L Grp - Wtd                            $100    $ 65    $117    $132    $137    $116
CA S&L Grp - Not Wtd                        $100    $ 35    $49     $ 53    $ 56    $ 51

     Assumes $100 invested on December 31, 1989 in the Stock of Great Western Financial,
     California S&L Group (Weighted by market Capitalization) and California S&L Group (Not Weighted)
     Notes: (1) H.F. Ahmanson & Company, Great Western Financial Corporation,
                CalFed Inc., Glen Fed, Inc., Gibraltar Financial Corporation, Home Fed Corporation, Golden West Financial Corporation, Coast Savings Financial, Inc., Columbia Savings and Loan Association, and Great American Bank, FSB. The CA S&L Group includes the primary thrift competitors of the Company at the beginning of the five year period.
                (2) Total Return assumes reinvestment of dividends
                (3) Weighted by market capitalization
                (4) The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    The following tabulation shows as to the Company's executive officers and certain of its directors (i) the largest aggregate amount of indebtedness to the Company in excess of $60,000 outstanding from January 1, 1994 to February 27, 1995, (ii) the nature of the indebtedness, (iii) the amount of such indebtedness outstanding at February 27, 1995, and (iv) the annual rate of interest charged on such indebtedness. Information concerning the indebtedness to the Company by members of the Compensation Committee of the Board of Directors is given under the caption "Compensation Committee Interlocks and Insider Participation" on page 7.

                                  LARGEST                          INDEBTEDNESS
      NAME OF EXECUTIVE          AGGREGATE        NATURE OF       OUTSTANDING AT     INTEREST
     OFFICER OR DIRECTOR        INDEBTEDNESS   INDEBTEDNESS(1)   FEBRUARY 27, 1995   RATE(2)
- ------------------------------  ------------   ---------------   -----------------   --------
James F. Montgomery              $1,250,000     Residential         $1,223,232         4.59%
                                  1,066,301     Residential          1,017,251         4.59
                                    500,000      Unsecured             500,000         8.50
John F. Maher                       799,731     Residential            772,091         4.59
                                    443,982     Residential            428,515         4.59
Eugene A. Crane                     347,328     Residential            315,335         4.59
                                     16,237     Residential             14,081         7.00
Curtis J. Crivelli                  861,519     Residential            833,464         4.59
                                    540,664     Residential            526,263         4.59
J. Lance Erikson                    724,225     Residential            701,982         4.59
                                    239,403     Residential            228,469         4.59
Carl F. Geuther                   1,387,507     Residential          1,354,193         4.59
                                    169,319     Residential            161,176         4.59
Michael M. Pappas                   596,431     Residential            583,629         4.59
                                    220,011     Residential            209,863         4.59
David Alexander                     269,183     Residential            257,345         4.59
Enrique Hernandez, Jr.              934,000     Residential            924,842         4.59

- ---------

(1)  Loans secured by the same residence are aggregated.

(2) Interest on these loans, except for Mr. Montgomery's prime rate unsecured loan, are generally at monthly adjustable rates equal to the Company's cost of funds plus .25%. This rate was approximately 2.22% to 2.47% below that on similar loans to the public during 1994.

    The residential loans described above were made pursuant to the Company's Employee Home Loan Programs and such loans are secured by trust deeds or mortgages on the respective residences of the named directors and officers. See "Employee Benefit Plans."

    Interest on Mr. Montgomery's unsecured, personal loan is payable annually and the entire principal amount is payable on the earlier of May 23, 1998 or twelve months following termination of Mr. Montgomery's employment as an officer of GWFC.

    From time to time, directors, executive officers, members of their immediate families and entities with which such persons are known by GWFC or GWB to be affiliated or associated may obtain "margin" loans from a subsidiary of GWFC, obtain secured loans from GWB, place interest bearing deposits with GWB, maintain checking accounts with GWB and avail themselves of check guarantee and overdraft features allowed on these accounts, all in accordance with applicable law. The transactions described in this paragraph are all in the ordinary course of GWFC's or GWB's business and are made on terms substantially the same, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and, with respect to such loans to such persons, do not involve more than the normal risk of collectibility or present other unfavorable features.

                             EMPLOYEE BENEFIT PLANS

    The material which follows in this section describes certain provisions made by the Company and its subsidiaries pursuant to certain stock option, restricted stock, deferred compensation, employee savings, pension or other incentive plans, now in effect, that provide for severance, termination or change of control benefits to the named executive officers, other than group life and accident insurance, group hospitalization and similar group payments and benefits.

STOCK BENEFIT PLANS

    The Company's 1988 Stock Option and Incentive Plan (the "1988 Incentive Plan") provides for various types of stock incentives, including stock options, restricted shares, bonus stock and performance shares. The only awards to date have been stock options and restricted stock (with performance vesting features). The 1988 Incentive Plan provides for acceleration of the exercisability of awards and accelerated vesting of awards, unless the Compensation Committee of the Board of Directors (the "Administrator") otherwise provides, if 50% or more of the common stock of the Company is acquired by any entity or group, or if there is a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving corporation, or if there is a sale of substantially all of the assets of the Company to another entity or in certain other circumstances, including an individual's termination of employment, as the Administrator may determine. All outstanding options granted under the predecessor 1979 Incentive and Nonstatutory Stock Option and Appreciation Plan (the "1979 Option Plan") are now fully vested and exercisable.

OPTIONS

    There were no grants of SARs to Messrs. Montgomery, Maher, Pappas, Crane, Crivelli or Geuther (the "named executive officers") in 1994 and the following market priced stock options were granted to these individuals in 1994 for services rendered in 1994:

                     OPTION GRANTS IN LAST FISCAL YEAR (2)

                                     (B)
                                  NUMBER OF          (C)
                                 SECURITIES       % OF TOTAL                                       (F)
                                 UNDERLYING       GRANTED TO          (D)            (E)       GRANT DATE
             (A)                   OPTIONS       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION     PRESENT
             NAME               GRANTED(#)(1)    FISCAL YEAR      ($/SHARE)(2)       DATE      VALUE($)(3)
- ------------------------------  -------------   --------------   --------------   ----------   -----------
James F. Montgomery                150,000            6.5%          $16.625        12-12-04     $559,500
John F. Maher                      150,000            6.5%          $16.625        12-12-04     $559,500
Michael M. Pappas                   70,000            3.1%           16.625        12-12-04     $261,000
Eugene A. Crane                     70,000            3.1%           16.625        12-12-04     $261,000
Curtis J. Crivelli                  70,000            3.1%           16.625        12-12-04     $261,000
Carl F. Geuther                     70,000            3.1%           16.625        12-12-04     $261,000

- ---------

(1) These options vest and become exercisable in 25% installments on each of the first four anniversaries of their grant subject to possible acceleration in certain circumstances such as a change in control. The options were granted for a period of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) All stock options were granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions or, to the extent authorized by the Committee, by share offsets.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options using the following assumptions: the $16.625 market price as of December 12, 1994, three year historical average stock price volatility of .2750, a three year historical average dividend yield of 5.2%, a risk free rate equal to the 52 week average of ten year Treasury Bonds of 6.9% and an option term of ten years. This valuation method is hypothetical.

    The following table shows for each of the named executive officers the shares acquired on exercise of options during 1994, the difference between the exercise price and the market value of the underlying shares on date of such exercise, and (as to outstanding options at December 31, 1994) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money," unexercised options held at such date:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                               (D)
                                                                       NUMBER OF SECURITIES           (E)
                                                                            UNDERLYING        VALUE OF UNEXERCISED
                                                                           UNEXERCISED            IN-THE-MONEY
                                                                             OPTIONS                OPTIONS
                                                                          AT FY-END (#)         AT FY-END ($)(3)
                                      (B)                              --------------------   --------------------
             (A)                SHARES ACQUIRED          (C)               EXERCISABLE/           EXERCISABLE/
             NAME               ON EXERCISE (#)   VALUE REALIZED ($)   UNEXERCISABLE(1)(2)       UNEXERCISABLE
- ------------------------------  ---------------   ------------------   --------------------   --------------------
James F. Montgomery                 --                 --                427,250/210,000        $377,325/84,875
John F. Maher                       --                 --                306,042/190,000        $342,000/53,000
Michael M. Pappas                   --                 --                 175,000/90,000        $177,250/26,500
Eugene A. Crane                     --                 --                 146,833/86,000        $176,550/25,500
Curtis J. Crivelli                  --                 --                 123,750/86,000        $163,719/25,500
Carl F. Geuther                     --                 --                 157,000/84,000        $175,000/25,000

- ---------

(1) Each of the outstanding options was granted with an exercise price of 100% of fair market value on the date of grant, for a term (subject to earlier termination following a termination of employment) of ten years, and is generally exercisable no earlier than the first anniversary of the date of grant. The options outstanding as of December 31, 1994 under the 1988 Incentive Plan typically vest in equal installments over a term of four or five years from their respective dates of grant although immediately exercisable options for a limited amount of shares were granted in 1994 for services performed in 1993 in lieu of cash bonuses for the named executive officers other than Mr. Pappas. The options were granted under the Company's 1988 Incentive Plan or the 1979 Option Plan which includes similar provisions.

(2) The numbers shown in column (d) include all unexercised options held by the named officers, of which the following amounts were not in-the-money: Mr. Montgomery--311,250; Mr. Maher--276,042; Mr. Pappas--150,000; Mr.
     Crane--125,083; Mr. Crivelli--106,000; and Mr. Geuther--141,000. None of the named executive officers holds any outstanding SARs.

(3) Based solely on the market value of the Company's common stock at the end of 1994 minus the exercise price of "in the money" options.

    The 1988 Incentive Plan permits the payment of the option or award price and tax withholding at the Administrator's discretion in cash or with shares of the Company's common stock, valued at their then fair market value, or a combination of shares and cash. The Board may, without shareholder approval, suspend or amend the 1988 Incentive Plan at any time, and the Administrator may, with the consent of a holder, substitute awards or modify the terms and conditions of an outstanding award, to, among other changes, extend the exercisability and term (subject to the maximum term limits), reduce the price, accelerate exercisability or vesting or preserve benefits of the award. But without shareholder approval, the Board may not materially increase the maximum number of shares which may be delivered pursuant to awards granted under the 1988 Incentive Plan, materially increase the benefits accruing to participants under the 1988 Incentive Plan or materially change the requirements as to the eligibility to participate in the 1988 Incentive Plan.

RESTRICTED STOCK

    In January 1992, the Administrator first authorized awards of performance based restricted stock under the 1988 Incentive Plan and established the specific vesting provisions for such awards as described below. If the recipient remains with the Company, the shares will vest completely 10 years after the award date. Prior to such time, they are subject to both accelerated vesting and risk of forfeiture to the Company, in whole or in part, upon certain events. The vesting will be accelerated if and to the extent that the Company's common stock performance, as measured by appreciation, dividends and other distributions ("shareholder return"), over three-year performance cycles, representing the three-year period ending December 31, 1994 and periodically thereafter, exceeds by specified amounts the shareholder return (subject to certain adjustments) on common stocks of other designated banks, savings associations or related holding companies (the "peer group"). If the Company's percentile ranking relative to the peer group for the applicable three-year period equals or exceeds the 50th percentile, the remaining performance based restricted shares vest in amounts ranging from 25% to 100% of the original award. A portion of the award also will vest in event of the death or disability of the holder following the first anniversary of the award, at the rate of 20% per year. Vesting of these awards may be accelerated in certain other circumstances, including a change of control (subject to certain tax limitations) or retirement. Except as noted above and except in the case of a discharge without cause following a change of control, the unvested performance based restricted shares generally will be forfeited upon a termination of employment, subject to any entitlements under then effective employment agreements. The performance based restricted shares are registered to the recipient subject to transfer and forfeiture restrictions, but are held by the Company until such restrictions lapse. The recipients are entitled to dividends and have voting rights on these performance based restricted shares prior to the time the restrictions lapse.

    No awards of performance based restricted stock or other long-term incentive awards were granted to the named executive officers in 1994.

DEFERRED COMPENSATION PLANS

    Under the Company's deferred compensation plans, directors and executive officers are entitled to defer compensation until retirement, death, other termination of employment, or until specified dates. Participants receive a fixed rate yield based on the average annual interest rate of ten-year United States Treasury Notes for the previous ten years. An enhanced yield of up to 125 percent of the fixed rate yield will be payable in the event of death, retirement after age 55 under certain circumstances, and termination of employment after plan participation for a specified number of years. The plans permit participants to make an advance irrevocable election to receive a cash lump sum payment of their account balance within 45 days after a change of control. In addition, the plans permit directors and executive officers to elect within two years after a change of control to withdraw their account balance in a lump sum with a five percent penalty. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant will be entitled to the enhanced yield, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor thereafter. Messrs. Montgomery's and Maher's employment agreements, however, provide for the preservation of previously elected deferrals and payment options in the event of a change of control. The plans provide for Company matching contributions on deferred compensation similar to those provided under the Employee Savings Incentive Plan (described below). The plans also provide for pension benefits based on deferred compensation similar to those provided under the Company's Retirement Plan (described below).

EMPLOYEE SAVINGS INCENTIVE PLAN

    Under the Employee Savings Incentive Plan (the "Savings Plan"), eligible employees may authorize payroll deductions for contributions which are invested in fixed income, stock, bond, or balanced funds at the participant's direction. Employee contributions are matched by the employer company in an amount equal to 50% of such contribution up to a maximum contribution of 6% of the employee's base salary, including overtime. The Board of Directors may authorize annually an additional contribution in an amount not to exceed the Company's mandatory contribution. The aggregate contribution for the named executive officers is included in the summary compensation table at pages 10 and 11. Matching contributions vest at the rate of 30% for each of the first two years of participation in the Savings Plan and the remaining 40% vests in the third year of participation. Certain participant borrowings against vested benefits are permitted under the Savings Plan.

SUPPLEMENTAL INCENTIVE PLAN

    The Supplemental Incentive Plan (the "Supplemental Plan") supplements benefits payable to certain officers and employees covered by the Savings Plan whose benefits would otherwise be reduced under the Savings Plan because of applicable Internal Revenue Code limitations. Participants in the Savings Plan participate automatically in the Supplemental Plan to the extent that contributions and forfeitures to which they would be entitled under the Savings Plan are reduced under present Internal Revenue Code restrictions. The aggregate allocation for the named executive officers is included in the compensation table at pages 10 and 11.

RETIREMENT PLAN

    The Retirement Plan is a non-contributory group pension plan providing for fixed monthly benefits in the event of retirement at a specified age. Benefits under the Retirement Plan depend on factors such as length of service, average monthly wage base and certain Social Security benefits. Employees over age 21 are eligible to participate after one year of service. Contributions to the plan trust are made by the Company on an actuarial basis and in an amount to obtain the maximum federal income tax deduction. Accrued benefits vest fully after five years of participation. Forfeitures of non-vested benefits are applied to reduce the Company's contributions.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Supplemental Executive Retirement Plan provides a target retirement benefit at normal retirement (age 60 for Messrs. Montgomery and Maher and age 62 for the other executives) equal to a percentage of average salary and bonus for certain executives who have completed specified years of service. The percentages and years of service specified under the plan are 65 percent and 20 years for Messrs. Montgomery and Maher and 60 percent and 25 years for the other named executive officers. The amounts payable under this plan are reduced by Social Security benefits and benefits payable under the Company's Retirement Plan. If a participant is involuntarily or constructively terminated as a result of a change of control, the participant, if age 55 or older, will be entitled to full normal retirement benefits with no reduction for early retirement, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. If the terminated participant is under age 55, the retirement benefits payable will be reduced depending on actual years of service and will be payable beginning at age 55 with no further reduction, subject to limitations prescribed by the Internal Revenue Code with respect to payments received by terminating employees following a change of control. A change of control occurs under the plan when anyone acquires ownership of more than 50 percent of the Company's outstanding voting stock and, in that connection, the persons who were directors of the Company immediately before such acquisition cease to constitute five-sixths of the board of directors of the Company or any successor. The plan will also provide the participants with retirement benefits that would otherwise exceed the annual limit on such benefits imposed by the Internal Revenue Code.

PENSION TABLES

    The  amounts  shown in  the summary  compensation table  do not  include any amounts expensed by the Company under the Company's Retirement Plan or the Supplemental Executive Retirement Plan, both of which are defined benefit plans, since the amount of the accruals thereunder are not determined on an individual basis by the actuaries for the plans. The following table illustrates the total annual retirement benefits which would be provided under the benefit formula described in the Retirement Plan and Supplemental Executive Retirement Plan to the named individuals referred to in the compensation table (other than Messrs. Montgomery and Maher) in various earnings classifications upon normal retirement in 1994. The benefit formula presently in both plans provides for an offset of certain Social Security benefits. The amounts shown in the following table do not reflect this offset.

                                YEARS OF CREDITED SERVICE
       AVERAGE PAY FOR          -------------------------
       RETIREMENT PLAN                            25 YRS.
           PURPOSES             15 YRS.  20 YRS.  OR MORE
- ------------------------------  -------  -------  -------
$500,000......................  180,000  240,000  300,000
 600,000......................  216,000  288,000  360,000
 700,000......................  252,000  336,000  420,000
 800,000......................  288,000  384,000  480,000

    The following table illustrates the total annual retirement benefits which would be provided under both plans to Messrs. Montgomery and Maher.

                                YEARS OF CREDITED
                                     SERVICE
       AVERAGE PAY FOR          ------------------
       RETIREMENT PLAN                    20 YRS.
           PURPOSES             15 YRS.   OR MORE
- ------------------------------  -------  ---------
$ 900,000.....................  438,750    585,000
 1,000,000....................  487,500    650,000
 1,200,000....................  585,000    780,000
 1,400,000....................  682,500    910,000
 1,600,000....................  780,000  1,040,000
 1,800,000....................  877,500  1,170,000

    The compensation covered by the benefit formula under the combined retirement plans is salary and bonus compensation (reduced by Social Security benefits), which is reported for the past three fiscal years in columns (c) and
(d) in the summary compensation table on pages 10 and 11. For 1993, the named executives received half of their bonus in cash and half in the form of immediately exercisable market priced stock options. Accordingly, the bonus compensation covered by the benefit formula under the combined retirement plans for 1993 is that shown in column (d) of the summary compensation table multiplied by two.

    The following table sets forth certain retirement and benefit information for certain of the Company's executive officers. The tables above and the table below do not include the amount of the annual benefit ($46,600 based on present directors' fees) that will be payable to Messrs. Montgomery and Maher under the Directors' Retirement Plan.

                                CURRENT ANNUAL    YEARS OF    ESTIMATED ANNUAL
                                    RATE OF       CREDITED     BENEFITS UPON
             NAME                REMUNERATION      SERVICE     RETIREMENT (1)
- ------------------------------  ---------------   ---------   ----------------
James F. Montgomery...........    $1,468,700       23             $954,655
John F. Maher.................       945,750       21              614,738
Michael M. Pappas.............       596,988       40              358,193
Eugene A. Crane...............       518,320       33              310,992
Curtis J. Crivelli............       503,540       18              302,124
Carl F. Geuther...............       503,540       20              302,124

- ---------

(1) The estimated annual benefits assume (i) the Retirement Plan and the Supplemental Executive Retirement Plan will continue in their present forms, (ii) the individuals affected will continue in the employ of GWFC until the applicable retirement date, and (iii) such individuals will continue to receive salaries and bonuses at the current rate until normal retirement age.

UMBRELLA TRUSTS
    The Board of Directors of the Company has authorized the establishment of two separate Umbrella Trusts (the "Trusts") as a security device for some or all of the participants in the Company's Supplemental

Executive Retirement Plan, Directors' Retirement Plan, supplemental retirement benefit for Mr. Gryp, Supplemental Incentive Plan, and Directors and Senior Officers Deferred Compensation Plans (collectively, the "Plans").

    The Trusts provide that upon the occurrence of certain events, the Company shall contribute to the Trusts various amounts, including the amount by which the present value of all benefits under the Plans exceeds the value of all trust assets. These events include: (i) the delivery to the Company by any person of a statement pursuant to the federal securities laws that such person has acquired beneficial ownership of more than 20 percent of any class of equity security of the Company entitled to vote as a class in the election or removal from office of directors or beneficial ownership of more than 20 percent of the voting power of any group of classes of equity securities of the Company entitled to vote as a single class in the election or removal from office of directors; (ii) the filing of a statement with the Securities and Exchange Commission pursuant to certain rules under the Securities and Exchange Act of 1934 (the "Exchange Act") relating to a proposed change of control of the Company; (iii) the delivery to the Company pursuant to rules under the Exchange Act of a tender offer statement relating to the equity securities of the Company; (iv) the filing with the Office of Thrift Supervision of an application for the change of control of the Company; (v) the termination of any of the Plans or any amendment of the Plans which would reduce the benefits currently provided for under such Plans; and
(vi) failure by the Company to contribute, under certain circumstances, the full amount of any insufficiency in trust assets necessary to pay benefits. The contributions may be returned to the Company if there is no change of control (which is defined in the same manner as under the Supplemental Executive Retirement Plan) within one year after the contribution is made. It is contemplated, however, that the Company will contribute, on a current basis, sufficient assets to the Trusts to equal the value of benefits which may be available under the Plans upon a change of control as defined therein.

    Under the terms of the Trusts, the Trustee shall hold the trust assets for the benefit of the participants in the Plans unless the Company is unable to pay its debts as they become due or the Company is the subject of a pending proceeding as a debtor under the federal Bankruptcy Code. If either of those events occurs, the Trustee shall hold the trust assets for the benefit of the general creditors of the Company, which may include participants in the Plans.

HOME LOAN PROGRAM
    The Company has a Home Loan Program permitting secured loans to employees, officers and directors at adjustable rates beginning at .25% over the Company's cost of funds. Loans under the Program may be made to finance the borrower's principal residence and generally must be secured by a first trust deed or mortgage on such residence. Executive officers and directors may obtain loans from GWFC in amounts up to ninety percent (one hundred percent prior to July
1992) of the appraised value of their primary and secondary residences. Loans granted under the Program to executive officers and directors are reviewed and approved by the Board of Directors. See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Party Transactions" for information regarding loans to directors and executive officers of the Company. Executive officers and directors become disqualified from participation in the Program after certain terminations of employment or service except those resulting from a change of control (as defined above for the Supplemental Executive Retirement Plan) or retirement. The Company may suspend or modify the provisions of this Program, but no suspension or modification after a change of control may detract from the benefit then available or increase the otherwise applicable interest rate under existing loans covered by the Program to directors and executive officers.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of December 31, 1994 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon reports filed with the Securities and Exchange Commission, and, as of February 27, 1995, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each nominee and director is set forth in "Election of Directors" and by each executive officer is set forth in "Executive Officers."

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL    PERCENT
        TITLE OF CLASS           NAME OF BENEFICIAL OWNER       OWNERSHIP    OF CLASS
- ------------------------------------------------------------  -------------  --------
Common Stock                  Wellington Management Company    14,049,453(1)  10.50%
                               75 State Street
                               Boston, Massachusetts 02109
Common Stock                  Vanguard/Windsor Funds, Inc.     13,256,751(2)   9.91%
                               Vanguard Financial Center
                               Valley Forge, Pennsylvania
                               19482
Common Stock                  Sanford C. Bernstein & Co.,      11,158,682(3)   8.40%
                               Inc.
                               One State Street Plaza
                               New York, New York 10004
Common Stock                  All Directors and Executive       2,641,346(4)   1.96%
                               Officers as a Group (16)

- ---------

(1) Wellington Management Company ("WMC") has reported that it is an investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. WMC has declared that it has shared power to vote 4,902 of the shares and shared dispositive power over all of the shares shown in the table. The shares shown in the table for the Vanguard/Windsor Funds, Inc. are also included in the total amount reported in the table for WMC.

(2) The Vanguard/Windsor Funds, Inc. ("Vanguard/Windsor") has reported that it is an investment company and, as such, is considered the beneficial owner in the aggregate of the shares listed in the table. Vanguard/Windsor has declared that it has sole power to vote or direct the vote and shared power to dispose or to direct the disposition of the shares shown in the table.

(3) Sanford C. Bernstein & Co., Inc. ("Bernstein") has reported that it is a broker dealer and investment adviser and, as such, is considered beneficial owner in the aggregate of the shares listed in the table. Bernstein has declared that it has sole power to vote 5,953,773 of the shares and sole dispositive power over all of the shares shown in the table.

(4) The amount in the table includes options to purchase 1,603,385 shares under employee stock options which are exercisable on or within 60 days after the record date, and 2,131 shares held in trust under the Savings Plan with respect to which such persons have the right to direct the vote.

                            INDEPENDENT ACCOUNTANTS

    Price Waterhouse was selected as the Company's independent accountants for 1994 and for the current year, having served in that capacity since 1964.

    It is expected that a representative of Price Waterhouse will be present at the annual meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Shareholders proposals, if any, which may be considered for inclusion in the Company's proxy materials for the 1996 Annual Meeting must be received by the Company at its headquarters office not later than November 18, 1995 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy materials for that meeting.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

    The Company's bylaws presently provide that shareholder nominations of directors may be made and other business may be brought before the annual meeting by shareholders only in compliance with certain advance notice and informational requirements and any other applicable requirements.

    The bylaws provide that the annual meeting of shareholders of the Company shall be held on the fourth Tuesday in April in each year. In order to be timely, a shareholder's notice of director nominations or of business to be brought before the annual meeting must be delivered to or mailed and received by the Secretary of the Company at 9200 Oakdale Avenue, Chatsworth, California 91311 not less than 60 or more than 90 days prior to the meeting.

    If the annual meeting is called for a date other than that specified in the bylaws and less than 75 days prior public disclosure of the date of the meeting is given, notice by the stockholder to be timely must be delivered to or received by the Secretary of the Company at the above address not later than the close of business on the 15th day following the day on which public disclosure of the date of the meeting is made.

    A shareholder's notice of director nominations or of business to be brought before the annual meeting also must contain certain information required by the bylaws of the Company. Copies of the Company's bylaws are available upon request to the Secretary of the Company at the above address.

    The present requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy materials for a meeting of shareholders.

                                 OTHER MATTERS

    The Board of Directors has no present intention to present to the meeting for action any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not been solicited from the shareholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the Proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

    A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR 1994 TO THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WHEN AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST ADDRESSED TO THE COMPANY, ATTENTION: INVESTOR RELATIONS, 9200 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA 91311.

    ALL SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                                          J. LANCE ERIKSON,

                                              SECRETARY
March 17, 1995

                           GREAT WESTERN FINANCIAL CORPORATION
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              ANNUAL MEETING APRIL 25, 1995

     The undersigned hereby constitutes and appoints JAMES F. MONTGOMERY and JOHN F. MAHER, each with the power to act without the other, attorneys and proxies of the undersigned, each with the power of substitution, to attend, act for and vote all shares of common stock of Great Western Financial Corporation to which the undersigned may be entitled to vote and with all powers which the undersigned would possess if present at the annual meeting of shareholders of Great Western Financial Corporation, a Delaware Corporation, to be held in the Company's Employee Center at 19809 Prairie Street, Chatsworth, California 91311, on Tuesday, April 25, 1995 at
11:00 A.M., and at any adjournments thereof, with respect to the election of directors in the manner indicated.

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

                               (CONTINUED ON REVERSE SIDE)

                      PLEASE SIGN DATE ON REVERSE SIDE AND RETURN IN
                                THE ACCOMPANYING ENVELOPE.

                                  FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW ELECTION OF DIRECTORS

                               WITHHOLD      NOMINEES: Stephen E. Frank, Enrique Hernandez, Jr., John F. Maher, Willis B. Wood, Jr.
         FOR                  AUTHORITY
  All nominees listed       To vote for all  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that
to the right (except as    nominees listed    nominee's name in the space provided below)
marked to the contrary)      to the right
                                              __________________________________________________________________________________
         / /                      / /



                             Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized
                             officer.   If a   partnership,   please   sign  in
                             partnership name by authorized person.

                             Dated: ______________________________________, 1995

                             ___________________________________________________
                                                  (Signature)

                             ___________________________________________________
                                          (Signature if held jointly)


         -------------------------------------------------
         /  PLEASE MARK INSIDE BLUE BOXES SO THAT DATA   /
         /  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES  /
         -------------------------------------------------

                                FOLD AND DETACH HERE


                                  ADMISSION TICKET

                                   ANNUAL MEETING
                                          OF
                   GREAT WESTERN FINANCIAL CORPORATION SHAREHOLDERS

                               TUESDAY APRIL 25, 1995
                                     11:00 A.M.
                                  EMPLOYEE CENTER
                                19809 PRAIRIE STREET
                                CHATSWORTH, CA 91311